December 19, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $764.0 billion increased 6% over November 2017 and grew 1% over October 2018. Financial assets under management of $134.8 billion increased 4% over November 2017 and grew 1% over October 2018. The growth of client assets was primarily attributable to equity market appreciation and the net addition of financial advisors in the Private Client Group.

“Clients’ domestic cash balances increased modestly over October 2018, partly due to elevated market volatility in November,” said Chairman and CEO Paul Reilly. “Investment banking revenues were strong during the month, although we expect a softer December.”

Record net loans at Raymond James Bank of $19.7 billion were up 13% over November 2017 and 1% over October 2018.

In November, the firm repurchased 1.7 million shares for $137 million, exhausting the $250 million authorization approved by the Board in May 2018. Additionally, under the $500 million authorization announced on November 29, 2018, the firm has repurchased approximately 2.3 million shares of common stock for $174 million, approximately $75.60 per share, through December 18, 2018.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $764 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	November 30, 2018	November 30, 2017	October 31, 2018	November 30, 2017	October 31, 2018
Client assets under administration	$764.0	$717.9	$753.2	6%	1%
Private Client Group assets under administration	$728.9	$683.0	$718.4	7%	1%
Private Client Group assets in fee-based accounts	$356.8	$309.8	$349.5	15%	2%
Financial assets under management	$134.8	$129.0	$133.1	4%	1%

Raymond James Bank loans, net	$19.7	$17.4	$19.6	13%	1%

Clients’ domestic cash sweep balances (1)	$42.0	$43.6	$41.5	(4)%	1%

(1)
Clients’ domestic cash sweep balances are deposited or invested in the Raymond James Bank Deposit Program, Client Interest Program and/or money markets, as part of our sweep program, depending on the clients’ elections.